EXHIBIT 99.1

Sino Fibre Completes Strategic Private Placement for Gross Proceeds of $212,483

NEW YORK and HONG KONG, June 4, 2008 (PRIME NEWSWIRE) -- Sino Fibre Communications, Inc. (OTCBB:SFBE), a broadband and value added Internet services provider in China, announced that it has completed a private placement of 685,428 units at a price of $0.31 per unit for gross proceeds of approximately $212,483, each unit consisting of one share of common stock of Sino Fibre and one share purchase warrant. Each warrant entitles the holder to purchase one share of common stock for two years from the date of issuance of the warrant with an exercise price equal to $0.31 per share. No fractional shares of common stock will be issued on the exercise of the warrants. The number of shares of common stock issuable shall be rounded down to the nearest whole share of common stock. As of today's date, the number of Sino Fibre common stock outstanding is 33,850,573 shares. The units were offered and sold to purchasers who purchased as offshore investors in compliance with Regulation S adopted under the Securities Act of 1933, as amended. The offering of the Units was non-brokered and the shares are restricted. The proceeds of the unit offering will be used to complete Sino Fibre's joint venture with CASME as previously announced.

The joint venture with CASME is to establish an official Chinese government sanctioned barter exchange platform to process business to business ("B to B") transactions among the 4.5 million medium and small private business enterprises currently under the membership of CASME and with the international barter exchange floor. Sino Fibre is to invest $6 million dollars to own 85% and will manage the joint venture company business. CASME is to bring in Chinese central government sanction, assistance and support, as well as its 4.5 million medium and small private business members to begin the barter exchange and B to B business and will own the remaining 15% of the joint venture.

About CASME

CASME (China Association of Small and Medium Enterprises) is an organization under CRDC leadership, to provide government assistance and support to the Chinese small and medium business enterprises. Further information on CASME may be found at: www.ca-sme.org. CRDC (China Reform and Development Commission), the central government's administrative division, is responsible for the economic and business development of China.

About Sino Fibre Communications, Inc.

Established in May 2005, Sino Fibre Communications, Inc. is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and leasing services in China to all foreign telecommunications carriers and corporate users.

For more information about Sino Fibre Communications, Inc., please visit www.sinofibre.com.

The Sino Fibre Communications Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4102

This Press Release may contain, in addition, to historical information, forward-looking statements, such as the establishment of a barter exchange platform to process B to B business, the customer pool expected for the joint venture, Sino Fibre' s management of the joint venture, Chinese government sanction, assistance and support for the joint venture and Sino Fibre's investment in the joint venture. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include, among others, general economic conditions, adverse industry events, industry and government regulation, inability to implement business strategies, competition, currency fluctuations and doing business in China (including risks relating to state ownership, government intervention, foreign investment, repatriation of profits, currency conversion, shareholders' rights, enforcement of judgments, legal system developments, protection of intellectual property rights, permits and business licenses, appropriation, tax, infrastructure and interest rate fluctuations). Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

CONTACT:  Sino Fibre Communications, Inc.
          Corporate Contact:
          Daniel McKinney, Chief Executive Officer
            +852-3101-7366
            Fax: +852-3101-7367
            dan.mckinney@sinofibre.com
          Investor Relations:
          Dennis Burns
            419-951-4842
            denny@nvestrain.com
            www.NVESTrain.com